Exhibit 10.1

Published CUSIP Number: 713841AA2

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 8, 2008

among

PERINI CORPORATION,

as Borrower,

THE SUBSIDIARIES OF BORROWER IDENTIFIED HEREIN,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Book Manager

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	2
1.01 Defined Terms	2
1.02 Other Interpretive Provisions.	29
1.03 Accounting Terms.	30
1.04 Rounding.	31
1.05 Times of Day.	31
1.06 Letter of Credit Amounts.	31
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS	31
2.01.1 Revolving Loans.	31
2.01.2 Supplemental Revolver Loans.	32
2.02 Borrowings, Conversions and Continuations of Loans.	33
2.03 Letters of Credit.	34
2.04 Swing Line Loans.	41
2.05 Prepayments.	44
2.06 Termination or Reduction of Aggregate Revolving Commitments and Aggregate Supplemental Revolver Commitments.	47
2.07 Repayment of Loans.	47
2.08 Interest.	48
2.09 Fees.	48
2.10 Computation of Interest and Fees.	49
2.11 Evidence of Debt.	49
2.12 Payments Generally; Administrative Agent’s Clawback.	50
2.13 Sharing of Payments by Lenders.	52
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	52
3.01 Taxes.	52
3.02 Illegality.	54
3.03 Inability to Determine Rates.	54
3.04 Increased Costs.	54
3.05 Compensation for Losses.	56
3.06 Mitigation Obligations; Replacement of Lenders.	56
3.07 Survival.	57
ARTICLE IV GUARANTY	57
4.01 The Guaranty.	57
4.02 Obligations Unconditional.	57
4.03 Reinstatement.	58
4.04 Certain Additional Waivers.	58
4.05 Remedies.	59
4.06 Rights of Contribution.	59
4.07 Guarantee of Payment; Continuing Guarantee.	59
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	59
5.01 Reserved.	59
5.02 Conditions to all Credit Extensions.	59
5.03 Amendment Effective Date	60
ARTICLE VI REPRESENTATIONS AND WARRANTIES	62

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6.01 Existence, Qualification and Power.	62
6.02 Authorization; No Contravention.	62
6.03 Governmental Authorization; Other Consents.	63
6.04 Binding Effect.	63
6.05 Financial Statements; No Material Adverse Effect; No Internal Control Event.	63
6.06 Litigation.	64
6.07 No Default.	64
6.08 Ownership of Property.	64
6.09 Environmental Compliance.	64
6.10 Insurance.	65
6.11 Taxes.	65
6.12 ERISA Compliance.	66
6.13 Subsidiaries.	66
6.14 Margin Regulations; Investment Company Act.	66
6.15 Disclosure.	66
6.16 Compliance with Laws.	67
6.17 Intellectual Property; Licenses, Etc.	67
6.18 Solvency.	67
6.19 Perfection of Security Interests in the Collateral.	67
6.20 Business Locations; Taxpayer Identification Number.	67
6.21 Labor Matters.	68
6.22 Bank Accounts.	68
6.23 Representations in Perfection Certificates.	68
ARTICLE VII AFFIRMATIVE COVENANTS	68
7.01 Financial Statements.	68
7.02 Certificates; Other Information.	69
7.03 Notices.	72
7.04 Payment of Obligations.	73
7.05 Preservation of Existence, Etc.	73
7.06 Maintenance of Properties.	73
7.07 Maintenance of Insurance.	74
7.08 Compliance with Laws.	74
7.09 Books and Records.	74
7.10 Inspection Rights.	74
7.11 Use of Proceeds.	75
7.12 Additional Subsidiaries.	75
7.13 Reserved.	75
7.14 Pledged Property.	76
7.15 Interest Rate Protection Agreements.	76
ARTICLE VIII NEGATIVE COVENANTS	76
8.01 Liens.	76
8.02 Investments.	78
8.03 Indebtedness.	79
8.04 Fundamental Changes.	81
8.05 Dispositions.	81
8.06 Restricted Payments.	81
8.07 Change in Nature of Business.	82
8.08 Transactions with Affiliates and Insiders.	82
8.09 Burdensome Agreements.	82

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8.10 Use of Proceeds.	83
8.11 Financial Covenants.	83
8.12 Prepayment of Other Indebtedness, Etc.	83
8.13 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.	84
8.14 CIS Operations	84
8.15 Sale Leasebacks.	84
8.16 Reserved.	84
8.17 Permitted Accounts.	84
8.18 Capital Expenditures.	85
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES	85
9.01 Events of Default.	85
9.02 Remedies Upon Event of Default.	87
9.03 Application of Funds.	87
ARTICLE X ADMINISTRATIVE AGENT	88
10.01 Appointment and Authority.	88
10.02 Rights as a Lender.	88
10.03 Exculpatory Provisions.	89
10.04 Reliance by Administrative Agent.	89
10.05 Delegation of Duties.	90
10.06 Resignation of Administrative Agent.	90
10.07 Non-Reliance on Administrative Agent and Other Lenders.	91
10.08 No Other Duties; Etc.	91
10.09 Administrative Agent May File Proofs of Claim.	91
10.10 Collateral and Guaranty Matters.	92
ARTICLE XI MISCELLANEOUS	93
11.01 Amendments, Etc.	93
11.02 Notices; Effectiveness; Electronic Communications.	94
11.03 No Waiver; Cumulative Remedies.	96
11.04 Expenses; Indemnity; and Damage Waiver.	96
11.05 Payments Set Aside.	98
11.06 Successors and Assigns.	98
11.07 Treatment of Certain Information; Confidentiality.	102
11.08 Set-off.	103
11.09 Interest Rate Limitation.	103
11.10 Counterparts; Integration.	103
11.11 Survival of Representations and Warranties.	104
11.12 Severability.	104
11.13 Replacement of Lenders.	104
11.14 Governing Law; Jurisdiction; Etc.	105
11.15 Waiver of Right to Trial by Jury.	106
11.16 No Advisory or Fiduciary Responsibility.	106
11.17 USA PATRIOT Act Notice.	107
11.18 Release of Pledged Equity Interests.	107
11.19 Loan Parties Consent, Reaffirmation, Security Interest, Non-Impairment and Representations and Warranties.	107
11.20 Amendment and Restatement.	108
11.21 Debt Allocation Mechanism.	108

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SCHEDULES

1.01(a)	Approved Payors
1.01(b)	Excluded Material Real Estate Assets
2.01.1	Commitments and Applicable Percentages for Revolving Commitment
2.01.2	Commitments and Applicable Percentages for Supplemental

Revolver Commitment

2.03	Existing Letters of Credit
6.06	Existing Litigation
6.09	Environmental Matters
6.10	Insurance
6.13	Subsidiaries
6.17	IP Rights
6.20(a)	Locations of Real Property
6.20(b)	Locations of Tangible Personal Property
6.20(c)	Location of Chief Executive Office, Taxpayer Identification Number, Etc.
6.20(d)	Changes in Legal Name, State of Formation and Structure
6.22	Bank Accounts
8.01	Liens Existing on the Amendment Effective Date
8.02	Investments Existing on the Amendment Effective Date
8.03	Indebtedness Existing on the Amendment Effective Date
11.02	Certain Addresses for Notices

EXHIBITS

2.02	Form of Loan Notice
2.04	Form of Swing Line Loan Notice
2.11(a)	Form of Note
5.03	Form of Amendment Effective Date Certificate
7.02	Form of Compliance Certificate
7.12	Form of Joinder Agreement
11.06	Form of Assignment and Assumption

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of September 8, 2008 among PERINI CORPORATION, a Massachusetts corporation (“Borrower”), the Guarantors (defined herein), the Lenders party hereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”), and BANC OF AMERICA SECURITIES LLC, as Sole Lead Arranger and Book Manager (“Arranger”). This Agreement amends and restates in its entirety the Second Amended and Restated Credit Agreement dated as of May 7, 2008 (the “Existing Credit Agreement”) among Borrower, Bank of America, N.A., as Administrative Agent ( “Existing Agent”), Arranger and the lenders party thereto (collectively, “Existing Lenders”)

RECITALS

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, Borrower has entered into that certain Agreement and Plan of Merger dated as of April 2, 2008 among Borrower, Tutor-Saliba Corporation, a California corporation (“Tutor-Saliba”), Trifecta Acquisition LLC, a California limited liability company and a wholly-owned subsidiary of Borrower (“Merger Sub”), Ronald N. Tutor, a resident of California and a trustee under each of the Ronald N. Tutor Separate Property Trust and the Ronald N. Tutor 2006 Quickgrat, and the shareholders of Tutor-Saliba party thereto, as amended by Amendment No. 1 thereto, dated as of May 28, 2008 (the “Merger Agreement”).

WHEREAS, pursuant to the Merger Agreement, Tutor-Saliba will be merged with and into Merger Sub with Merger Sub as the surviving entity, and Merger Sub will concurrently therewith change its name to Tutor-Saliba LLC (the “Merger”);

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement, and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the Obligations outstanding on the Amendment Effective Date as contemplated hereby; and

WHEREAS, it is the intent of the parties hereto to confirm that all Obligations of the Loan Parties under the other Loan Documents, as amended hereby, shall continue in full force and effect and that, from and after the Amendment Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01     Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Interest of another Person (other than a Joint Venture), in each case whether or not involving a merger or consolidation with such other Person.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, or such Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of such other Person.

“Aggregate Commitments” means, as of any date of the determination thereof, the sum of the Aggregate Revolving Commitments and the Aggregate Supplemental Revolver Commitments.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the Amendment Effective Date is One Hundred Fifty-Five Million Dollars ($155,000,000).

“Aggregate Revolving Exposure” means, as of any date of the determination thereof, the Revolving Exposure held by all Revolving Lenders.

“Aggregate Supplemental Revolver Commitments” means the Supplemental Revolver Commitments of all the Supplemental Revolver Lenders. The amount of the Aggregate Supplemental Revolver Commitments in effect on the Amendment Effective Date is One Hundred Eleven Million Six Hundred Fifty Thousand Dollars ($111,650,000).

“Aggregate Supplemental Revolver Exposure” means, as of any date of the determination thereof, the Supplemental Revolver Exposure held by all Supplemental Revolver Lenders.

“Agreement” means this Agreement, as amended and in effect from time to time.

“Amendment” means the amending of the Existing Credit Agreement pursuant to this Agreement.

“Amendment Document” means any one of this Agreement, the Security Agreement, the Designated Foreign Subsidiary Intercompany Note, the Post-Closing Letter and any additional Loan Document, executed in connection with the Amendment of the Existing Credit Agreement, and “Amendment Documents” means all such documents.

“Amendment Effective Date” means September 8, 2008, the date on which the conditions to effectiveness set forth in Section 5.03 are satisfied or waived, as evidenced by the Amendment Effective Date Notice.

“Amendment Effective Date Certificate” means an Amendment Effective Date Certificate signed by a Responsible Officer of Borrower, substantially in the form of Exhibit 5.03.

“Amendment Effective Date Notice” means a written notice signed by the Administrative Agent and delivered to each of the Lenders and Borrower advising that the conditions precedent to the effectiveness of the amendments to the Existing Credit Agreement contained in this Agreement have been satisfied.

“Applicable Lender” has the meaning set forth in Section 2.02(b).

“Applicable Percentage” means (a) with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, and (b) with respect to any Supplemental Revolver Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Supplemental Revolver Commitments represented by such Lender’s Supplemental Revolver Loan Commitment at such time; provided that if the commitment of each Supplemental Revolver Lender to make Supplemental Revolver Loans has been terminated pursuant to Section 9.02, or if the Supplemental Revolver Commitment has expired, then the Applicable Percentage of each Supplemental Revolver Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Revolving Lender is set forth opposite the name of such Lender on Schedule 2.01.1, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable and the Applicable Percentage of each Supplemental Revolver Lender with respect to such Lender’s Supplemental Revolving Commitment as of the Amendment Effective Date is set forth opposite the name of such Lender on Schedule 2.01.2, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, the following percentages per annum, in each case based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b), respectively for

(a)	the Revolving Commitment Fee, the fee for Letters of Credit, the Revolving Loans and the Swing Line Loans,

Pricing Tier	Consolidated Leverage Ratio	Revolving Commitment Fee	Letters of Credit	Eurodollar Rate Loans	Base Rate Loans/Swing Line Loans
I	< 1.0	0.50%	1.25%	1.25%	0.25%
II	< 1.5 and >1.0	0.50%	1.50%	1.50%	0.25%
III	< 2.0 and >1.5	0.50%	1.75%	1.75%	0.50%
IV	< 2.5 and >2.0	0.50%	2.00%	2.00%	0.75%

and (b) the Supplemental Revolver Commitment Fee and the Supplemental Revolver Loans,

Pricing Tier	Consolidated Leverage Ratio	Supplemental Revolver Commitment Fee	Eurodollar Rate Loans	Base Rate Loans
I	< 1.0	0.20%	1.00%	0.00%
II	< 1.5 and >1.0	0.25%	1.25%	0.00%
III	< 2.0 and >1.5	0.30%	1.50%	0.25%
IV	< 2.5 and >2.0	0.35%	1.75%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided however, that if a Compliance Certificate is not delivered when due in accordance with Section 7.02(b), then Pricing Tier IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such time as a Compliance Certificate is properly delivered pursuant to Section 7.02(b). The Applicable Rate in effect from the Amendment Effective Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending September 30, 2008 shall be determined based upon Pricing Tier I.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Payor” means an entity set forth on Schedule 1.01, and any other entity identified by Borrower after the date of this Agreement as an Approved Payor and approved in writing by the Required Lenders.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by

Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form approved by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Borrower.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment, and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Availability Period” means, (a) with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02, and (b) with respect to the Supplemental Revolver Commitments, the period from and including the Amendment Effective Date to the earliest of (i) the Supplemental Revolver Maturity Date, (ii) the date of termination of the Aggregate Supplemental Revolver Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Supplemental Revolver Lender to make Supplemental Revolver Loans pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Arrangement” means an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Pension Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by Borrower or any ERISA Affiliate.

“Board of Directors” means (i) in the case of a Person that is a limited partnership, the general partner or any committee authorized to act therefor, (ii) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, (iii) in the case of a Person that is a limited liability company, the board of managers or members of such Person or such Person’s manager or any committee authorized to act therefor, and (iv) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

“Bond Indemnitees” has the meaning specified in Section 8.01(o).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lenders pursuant to Section 2.01.1 or Section 2.01.2.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Businesses” has the meaning specified in Section 6.09(a).

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means, as at any date, (a) securities issued, or directly and fully guaranteed or insured by, the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), or securities issued by any state of the United States with a rating equivalent to the ratings specified in subsection (b)(iii) of this definition, having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof or from Fitch is at least F3 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper, auction rate securities, and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes, auction rate securities, or commercial paper issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P, or P-1 (or the equivalent thereof) or better by Moody’s, or F3 (or the equivalent thereof) or better by Fitch, and maturing within twelve months of the date of acquisition, (d) corporate bonds of issuers rated BBB- (or the equivalent thereof) or better by S&P or Fitch or Baa3 (or the equivalent thereof) or better by Moody’s (e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations,(f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (r), and (g) Funds that invest exclusively in Cash Equivalents.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)        any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty-five (25%) of the Equity Interests of Borrower entitled to vote for members of the Board of Directors of Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)       during any period of 24 consecutive months, a majority of the members of the Board of Directors of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors of Borrower); or

(c)        (i) any Person other than the Permitted Group, or (ii) two or more Persons (neither of whom is in the Permitted Group) acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower, or control over the Voting Interest of Borrower on a fully-diluted basis (and taking into account all such Voting Interest that such Person or group has the right to acquire pursuant to any option right) representing twenty-five (25%) or more of the combined voting power of such Voting Interest.

“CIS” means the new Subsidiary, formed as an Arizona corporation, one hundred percent of the equity interests in which are held by Borrower, to act as a “captive insurance subsidiary” for the purpose of engaging in the business of insuring certain business risks of Borrower and its Subsidiaries and Permitted Insureds.

“Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders having Revolving Exposure, and (ii) Lenders having outstanding Supplemental Revolver Exposure, and (b) with respect to Loans, each of the following classes of Loans: (i) Revolving Loans, and (ii) Supplemental Revolver Loans.

“Closing Date” means February 22, 2007.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the Lenders, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Securities Account” means the investment account numbered 394987 opened by Borrower with Banc of America Securities LLC, in the name of “Bank of America, N.A., as Agent f/b/o Certain Lenders, and as Pledgee of Perini Corporation” and any other account(s) opened in addition thereto or as a replacement therefor to hold all or any portion of the securities listed on Annex I to Schedule 2.01.2 as of the Amendment Effective Date.

“Collateral Documents” means a collective reference to the Security Agreement, the Mortgages, the Collateral Assignment of Interest Rate Protection Agreement, any Control Agreement, and any and all other security documents as may be executed and delivered by any one or more of the Loan Parties pursuant to the terms of this Agreement, including without limitation, pursuant to the terms of Section 7.14, as the same may be amended, restated or otherwise modified from time to time.

“Commitment” means any Revolving Commitment or Supplemental Revolver Commitment and “Commitments” means all of such commitments.

“Commitment Fees” means the Revolving Commitment Fee and the Supplemental Commitment Fee.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02.

“Consolidated Accounts” means, for any period, all accounts receivable of Borrower and its Subsidiaries arising out of the provision of services.

“Consolidated Adjusted EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period minus, to the extent the same are paid in cash during such period, the sum of (b) Consolidated Maintenance Capital Expenditures, (c) Restricted Payments, and (d) income taxes paid in cash during such period.

“Consolidated Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the Net Outstanding Amount of Eligible Accounts as of such date to (b) the sum of (i) the Total Revolving Outstandings and (ii) the Outstanding Amount of all Supplemental Revolver Loans as of such date.

“Consolidated Capital Expenditures” means, for any period, the aggregate amount of expenditures by Borrower and its Subsidiaries for plant, property and equipment during such period (including (1) any such expenditure by way of acquisition of a Person or by way of assumption of indebtedness or other obligations of a Person, to the extent reflected as plant, property and equipment and (2) capitalized equipment leases), but excluding any such expenditures made for the replacement or restoration of assets to the extent financed by condemnation awards or proceeds of insurance received with respect to the loss or taking of or damage to the asset or assets being replaced or restored.

“Consolidated EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable for such period, and (c) the amount of depreciation and amortization expense for such period.

“Consolidated Expansion Capital Expenditures” means, for any period, the aggregate amount of expenditures for additions to property, plant and equipment meeting one of the following criteria: (i) an acquisition of land and /or buildings by Borrower or any Subsidiary for use in the business of Borrower and its Subsidiaries, but excluding any such acquisition made for the purpose of replacing, retiring, or otherwise disposing of land and/or buildings of equal or greater size; (ii) improvements made to ready any acquired property, plant, and equipment to be put into service; (iii) significant improvements to increase capacity of existing property; or (iv) equipment expenditures in excess of $150,000 per unit of equipment or $300,000 or more in the aggregate for multiple units of equipment that constitute net additions to the equipment of Borrower and its Subsidiaries.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the period of the four fiscal quarters most recently ended for which Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) to (b) Consolidated Fixed Charges for the period of the four fiscal quarters most recently ended for which Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Consolidated Fixed Charges” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of: (a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations evidenced by bonds (other than surety bonds), debentures, notes (including the Dividend Notes), loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services; (e) all Attributable Indebtedness; (f) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (e) above of another Person; and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Borrower or a Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person.

“Consolidated Interest Charges” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum, without duplication, of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest and letter of credit fees) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP, plus (c) the implied interest component of Synthetic Leases with respect to such period, plus (d) amounts paid as interest under Swap Contracts covering interest rate swaps.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Consolidated Maintenance Capital Expenditures” means, for any period, the aggregate amount of expenditures for additions to property, plant, and equipment that are not Consolidated Expansion Capital Expenditures.

“Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income (excluding extraordinary gains) for that period.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of Borrower and its Subsidiaries as of that date.

“Consolidated Scheduled Funded Debt Payments” means for any period for Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include scheduled payments on the Attributable Indebtedness and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.05.

“Construction Business” means the general contracting, construction management, engineering and design build services business of Borrower and its Subsidiaries or any business substantially related or incidental thereto.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” means each control agreement executed and delivered to the Administrative Agent for the benefit of the Lenders, a securities intermediary or depositary bank and by the applicable Loan Party, whether on, or after, or prior to, the Closing Date, as the same may be amended, restated or otherwise modified from time to time, and “Control Agreement” means any one of such agreements.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“DAM” or “Debt Allocation Mechanism” shall mean the mechanism for the allocation and exchange of interests in the Obligations and collections thereunder established under Section 11.21.

“DAM Exchange” shall mean the exchange of the Lenders’ interests provided for in Section 11.21.

“DAM Exchange Date” shall mean the date on which (a) any event referred to in Section 9.01(f) shall occur in respect of a Borrower or any other Loan Party, or (b) an acceleration of the maturity of the Loans and termination of the Commitments shall occur pursuant to Section 9.02.

“DAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate amount of the Obligations owed to such Lender (excluding such Lender’s participation in the aggregate amount of L/C Obligations immediately prior to the DAM Exchange Date), and (b) the denominator shall be the aggregate amount of the Obligations owed to all the Lenders (excluding the aggregate amount of L/C Obligations immediately prior to such DAM Exchange Date).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Foreign Subsidiary” means any one of Black Construction Corporation, a Guam corporation, Black Micro Corporation, a Northern Marianas corporation, Perini Holding Company Cayman Islands, Tutor International, Ltd. and Tutor Cayman, Ltd., each a Cayman Islands company or partnership, and “Designated Foreign Subsidiaries” means all of such Subsidiaries.

“Designated Foreign Subsidiary Intercompany Note” means the promissory note (in form and substance satisfactory to Administrative Agent), executed by each of the Designated Foreign Subsidiaries and payable to Borrower, dated as of the date of this Agreement evidencing Indebtedness permitted under Section 8.03(o), which note has been pledged and delivered to Administrative Agent under the Security Agreement, as the same may be amended, restated, supplemental or otherwise modified from time to time with the consent of Administrative Agent.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by Borrower or any Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Dividend Notes” means, collectively, the promissory notes, substantially in the form of Annex E to the Merger Agreement and containing subordination provisions acceptable to Administrative Agent and the Required Lenders, each dated as of September 5, 2008, and in the principal amount, as set forth, and payable by Tutor-Saliba to the payee identified, on Schedule 8.03(m) hereto.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Eligible Accounts” means, for any period, all Consolidated Accounts other than:

(a)        Accounts arising under any contract the performance of which has not been completed but which performance is backed by a bond, guaranty or other undertaking issued by a surety;

(b)       Accounts that remain unpaid more than 90 days after the date of the original invoices giving rise to such Accounts;

(c)	Accounts that are evidenced by promissory notes or chattel paper;

(d)       Accounts that represent amounts due from Affiliates or employees of Borrower;

(e)        Accounts that represent amounts due from an account debtor when such account debtor is located outside the United States of America and such Account is not supported by a letter of credit in form and substance satisfactory to the Administrative Agent or otherwise approved by the Administrative Agent;

(f)        Unless otherwise approved by the Required Lenders, Accounts owing by any account debtor (other than an Approved Payor) which when aggregated with any other Accounts owing by such account debtor or any affiliate of such account debtor constitute more than twenty percent (20%) of all other Eligible Accounts outstanding as of the date of any determination, unless such Accounts are covered by credit insurance (after giving effect to any deductible applicable to such Accounts) payable in U.S. dollars issued by an insurer on terms and in amounts acceptable to the Administrative Agent, and, if requested by the Administrative Agent, payable directly to the Administrative Agent;

(g)       Accounts as to which a contra or other right of set-off exists, or as to which an account debtor has asserted a counterclaim, defense or dispute, but only to the extent of the portion of such account receivable subject to a contra or other right of setoff, counterclaim, defense or dispute; and

(h)       Accounts owing by any account debtor (other than an Approved Payor) whose accounts with Borrower are past due more than ninety (90) days after the date of the original invoices evidencing such Accounts which constitute more than thirty percent (30%) of the total Accounts owing by such account debtor.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement dated as of the Closing Date executed by the Loan Parties in favor of Administrative Agent with respect to the Las Vegas Property.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by Borrower or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, and (d) any issuance by Borrower of its Equity Interests as consideration for a Permitted Investment. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any member of the ERISA Group.

“ERISA Group” means Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (b) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Property” means, with respect to any Loan Party,(a) unless requested by the Administrative Agent or the Required Lenders (i) any owned or leased real property which is located outside of the United States, (ii) any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (iii) any personal property (other than personal property described in clause (a)(ii) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (b) the Equity Interests of Borrower and any Subsidiary or Joint Venture, (c) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i)  and Section 8.01(p) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, and (d) the Material Real Estate Assets identified on Schedule 1.01(b).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender was entitled, at the time of designation of a new Lending Office, to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Agreement.” as defined in the recitals hereto.

“Existing Lenders.” as defined in the recitals hereto.

“Existing Letters of Credit” means the standby letters of credit issued by the L/C Issuer under the Existing Credit Agreement and outstanding as of the Amendment Effective Date, including without limitation those identified on Schedule 2.03 hereto.

“Existing Loans” means the revolving loans owing to the Existing Lenders outstanding under the Existing Credit Agreement as of the Amendment Effective Date.

“Facilities” has the meaning specified in Section 6.09 (a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement dated December 7, 2006, as supplemented by that certain letter dated as of the date of this Agreement, among Borrower, the Administrative Agent and the Arranger.

“Fitch” means Fitch Ratings, Ltd. and any successor thereto.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), provided that the term “Guarantee” shall not include endorsements for collection or bid and performance bonds and guarantees in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.

“Guarantors” means each Subsidiary of Borrower identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)        all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds (other than surety bonds), debentures, notes, loan agreements or other similar instruments;

(b)       the maximum amount of all obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)	net obligations of such Person under any Swap Contract;

(d)       all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)        indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)	all Attributable Indebtedness of such Person;

(g)       all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)	all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person but shall exclude advances to Borrower or any of its Subsidiaries by a Joint Venture out of Borrower’s or such Subsidiary’s share of undistributed earnings of such Joint Venture. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Insignificant Subsidiary” means any Subsidiary of Borrower that (a) has total assets, as determined by GAAP, of less than $100,000 and (b) is not a Guarantor.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Loan Notice; provided that:

(i)        any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)	no Interest Period shall extend beyond the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of Borrower or any of its Subsidiaries.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.

“Joint Venture” means any Person in which Borrower or another Subsidiary owns, directly or indirectly, less than a hundred percent (100%) of the equity interests therein.

“Las Vegas Deed of Trust” means the Deed of Trust dated as of the Closing Date executed by Perini Building Company, Inc. in favor of Administrative Agent providing for a first priority lien on the Las Vegas Property.

“Las Vegas Property” means the land the improvements thereon located in Las Vegas, Clark County, Nevada at Apex Industrial Park and Green Valley Parkway.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, including each Revolving Lender and each Supplemental Revolver Lender, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to Borrower under Article II in the form of a Revolving Loan, Swing Line Loan, or Supplemental Revolver Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Environmental Indemnity Agreement, the Collateral Documents and the Fee Letter. For the avoidance of doubt, the term “Loan Document” shall include each Amendment Document.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Parties” means, collectively, Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of either (i) Borrower or (ii) Borrower and the Guarantors taken as a whole, to perform their respective obligations under any Loan Document; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, or (d) a material adverse effect upon the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

"Material Leased Premises" means any real estate location leased by any Loan Party (other than as a ground lessee) on which is located at any time Collateral constituting personal property having a book value in excess of $1,000,000.

“Material Plan” means at any time a Pension Plan or Pension Plans having aggregate Unfunded Pension Liabilities in excess of $10,000,000.

“Material Real Estate Asset” means (i) any fee-owned real property of any Loan Party having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof, and (ii) any real property as to which any Loan Party is the ground lessee having a fair market value in excess of $1,000,000 (including the value of any improvements thereon) as of either (a) the date of acquisition thereof, or (b) any subsequent date of any determination thereof,

“Maturity Date” February 22, 2012; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Supplemental Revolver Commitment” means as of any date of determination thereof, (x) $111,650,000 minus (y) the aggregate Dollar amount of any and all reductions in the positions shown on Annex I to Schedule 2.01.2 .

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the Recitals to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means any real property that is owned or leased by a Loan Party and is subject to a Mortgage.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent a security interest in the fee interests and/or leasehold interests of any Loan Party in any the real property, including without limitation the Las Vegas Deed of Trust.

“Mt. Wayte Realty” means Mt. Wayte Realty, LLC, a Massachusetts limited liability company.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by Borrower or any Subsidiary in respect of any Disposition or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c)  the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by Borrower or any Subsidiary .

“Net Outstanding Amount of Eligible Accounts” means as of the date of any determination thereof, the aggregate outstanding amount of all Eligible Accounts less (without duplication) any credits or adjustments applicable thereto and any amount withheld by the account debtors thereunder as retainages under the contracts giving rise to such accounts.

“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).

“Note” has the meaning specified in Section 2.11(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means a certificate in form satisfactory to the Administrative Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Permitted Accounts” has the meaning specified in Section 8.17.

“Permitted Acquisitions” has the meaning specified in Section 8.02(d).

“Permitted Group” means (i) Ronald N. Tutor and (ii) any Person Controlled by said Ronald N. Tutor who becomes a shareholder of Borrower.

“Permitted Indebtedness” has the meaning specified in Section 8.03.

“Permitted Insured” means (a) any Person, including any subcontractor of Borrower or one of its Subsidiaries, engaged to perform work on a project, (b) any vendor engaged to provide goods or services to a project, and (c) any owner of or interest holder in a project, in each case for a project in which Borrower or one of its Subsidiaries is acting as the general contractor or a subcontractor.

“Permitted Investments” has the meaning specified in Section 8.02.

“Permitted Liens” means, at any time, Liens in respect of property of Borrower or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of machinery and equipment no longer used or useful in the conduct of business of Borrower and its Subsidiaries that are Disposed of in the ordinary course of business; (c) Dispositions of property to Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party the transferee thereof must be a Loan Party, or, to the extent such Disposition does not result in a Restricted Subsidiary having assets in excess of $100,000, to a Restricted Subsidiary; (d) Dispositions of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others, including leases and loans of equipment to Joint Ventures, in each case not interfering in any material respect with the business of Borrower and its Subsidiaries; and (f) the sale or disposition of Cash Equivalents for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, joint stock company, partnership, unincorporated organization, Governmental Authority or other entity.

“Pledge Agreement” means the Borrower Pledge Agreement dated as of January 23, 2002 between Borrower and Existing Agent, as amended, under which the Pledged Equity Interests, as defined therein, were pledged to the Administrative Agent and in which pursuant to Section 11.18 of the Existing Credit Agreement all rights and claims therein were released by the Administrative Agent effective as of the Closing Date.

“Platform” has the meaning specified in Section 7.02.

“Post-Closing Letter” means a letter, in form and substance satisfactory to Administrative Agent, setting forth Borrower’s obligation to deliver such documents or satisfy such conditions as may be described, and on or prior to the dates specified, therein.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.11 (including for purposes of determining the Applicable Rate), that any Disposition (other than Permitted Transfers), Involuntary Disposition or Acquisition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 on a Pro Forma Basis after giving effect to the applicable transaction.

“Purchase Price” means, with respect to any Acquisition, all direct, indirect, and deferred cash payments made to or for the benefit of the Person being acquired (or whose assets are being acquired), its shareholders, officers, directors, employees, or Affiliates in connection with such Acquisition, including, without limitation, the amount of any Indebtedness being assumed in connection with such Acquisition (and subject to the limitations on Permitted Indebtedness hereunder), seller financing, and payments under non-competition agreements entered into in connection with such Acquisition and similar agreements, including, without limitation, consulting agreements, but expressly excluding employment agreements, any non-cash consideration and the value of any stock, options, or warrants or other rights to acquire stock issued as part of the consideration in such transaction); provided that, for the purposes hereof, non-competition agreements shall be valued at their present value discounted over the term of such agreement at the Base Rate in effect at the time of the Acquisition.

“R&S” means Rudolph & Sletten, Inc., a California corporation.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any discharge, emission or release, including a Release as defined in CERCLA at 42 U.S.C. 9601(22).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Class Lenders” means, at any time of determination, (i) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all such Lenders; and (ii) for the Class of Lenders having Supplemental Revolver Exposure, Lenders holding more than 50% of the aggregate Supplemental Revolver Exposure of all such Lenders.

“Required Lenders” means, at any time, any one or more Lenders, excluding any Defaulting Lender, holding in the aggregate more than (a) 50% the Aggregate Revolving Exposure, and (b) 50% of the Aggregate Supplemental Revolver Exposure.

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any payment made under the Dividend Notes, and (b) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity

Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means (a) any Insignificant Subsidiary, and (b) CIS.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to Borrower pursuant to Section 2.01.1, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01.1 for Revolving Loans, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Commitment Fee” has the meaning specified in Section 2.09(a)(i)

“Revolving Exposure” means with respect to any Revolving Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate principal Outstanding Amount of the Revolving Loans of that Lender, (ii) in the case of the L/C Issuer, the aggregate amount of L/C Obligations (net of any participations by Lenders therein), (iii) the aggregate amount of all participations by that Lender in any outstanding L/C Obligations, (iv) in the case of Swing Line Lender, the aggregate principal Outstanding Amount of all Swing Line Loans (net of any participations by Lenders therein), and (v) the aggregate amount of all participations by that Lender in any outstanding Swing Line Loans.

“Revolving Loan” has the meaning specified in Section 2.01.1(a).

“Revolving Lender” means each Lender having a Revolving Commitment or any Revolving Loan outstanding or both.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person, other than those arrangements otherwise permitted pursuant to Section 8.03(g) hereof, whereby Borrower or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as it previously used such property.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person; provided however, that Securitization Transactions shall not include any bonding transactions.

“Security Agreement” means the Second Amended and Restated Security Agreement dated as of the Amendment Effective Date executed in favor of the Administrative Agent by each of the Loan Parties, as the same may be amended, restated or otherwise modified from time to time.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Supplemental Revolver Commitment Fee” has the meaning specified in Section 2.09(a)(ii).

“Supplemental Revolver Commitment” means, as to each Supplemental Revolver Lender, its obligation to make a Supplemental Revolving Loan to Borrower pursuant to Section 2.01.2 in an aggregate amount not to exceed the amount set forth such Supplemental Revolver Lender’s name on Schedule 2.01.2 for Supplemental Revolving Loans, or in the Assignment and Assumption pursuant to which such Supplemental Revolver Lender becomes a Supplemental Revolver Lender hereunder.

“Supplemental Revolver Exposure” means with respect to any Supplemental Revolver Lender as of any date of determination, (a) prior to the termination of the Supplemental Revolver Commitment, that Lender’s Supplemental Revolver Commitment; and (b) after the termination of the Supplemental Revolver Commitment, the aggregate outstanding principal amount of the Supplemental Revolver Loans of that Lender.

“Supplemental Revolver Lender” each Lender having a Supplemental Revolving Commitment or any Supplemental Revolver Loan outstanding or both.

“Supplemental Revolver Maturity Date” means May 6, 2009.

“Supplemental Revolver Loan” has the meaning specified in Section 2.01.2.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit 2.04.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Tutor-Saliba” means Tutor-Saliba Corporation, a California corporation.

“Tutor Subsidiaries” means Tutor-Saliba and each of its Subsidiaries.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding that Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“USA Patriot Act” has the meaning specified in Section 11.17.

“Voting Interest” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by Borrower.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)        The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)        Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a)        Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.

(b)       Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, which approval shall not be unreasonably withheld or delayed); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)        Calculations; Consolidation of Variable Interest Entities. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis where applicable. All references herein to consolidated financial statements of Borrower and its Subsidiaries or to the determination of any amount for Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04	Rounding.

Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.1	Revolving Loans.

(a)        Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01.1, prepay under Section 2.05, and reborrow under this Section 2.01.1. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

(b)       Increases of the Aggregate Revolving Commitments. Borrower shall have the right, upon at least fifteen (15) Business Days’ prior written notice to the Administrative Agent, to increase the Aggregate Revolving Commitments by up to $45,000,000 in the aggregate in one or more increases, at any time prior to the date that is six (6) months prior to the Maturity Date, subject, however, in any such case, to satisfaction of the following conditions precedent:

(i)        the Aggregate Revolving Commitments shall not exceed $200,000,000 without the consent of the Required Class Lenders having Revolving Exposure;

(ii)       no Default shall have occurred and be continuing on the date on which such increase is to become effective;

(iii)      the representations and warranties set forth in Article VI shall be true and correct on and as of the date on which such increase is to become effective;

(iv)      such increase shall be in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof;

(v)       such requested increase shall only be effective upon receipt by the Administrative Agent of (A) additional commitments in a corresponding amount of such requested increase from either existing Lenders and/or one or more other institutions that qualify as an Eligible Assignee (it being understood and agreed that no existing Lender shall be required to provide an additional commitment) and (B) documentation from each institution providing an additional commitment evidencing their commitment and their obligations under this Agreement in form and substance acceptable to the Administrative Agent;

(vi)      the Administrative Agent shall have received all documents (including resolutions of the board of directors of Borrower) it may reasonably request relating to the corporate or other necessary authority for and the validity of such increase in the Aggregate Revolving Commitments, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent; and

(vii)     if any Revolving Loans are outstanding at the time of the increase in the Aggregate Revolving Commitments, Borrower shall, if applicable, prepay one or more existing Revolving Loans (such prepayment to be subject to Section 3.05) in an amount necessary such that after giving effect to the increase in the Aggregate Revolving Commitments, each Lender will hold its pro rata share (based on its Applicable Percentage of the increased Aggregate Revolving Commitments) of outstanding Revolving Loans.

2.01.2	Supplemental Revolver Loans.

Subject to the terms and conditions set forth herein, each Supplemental Revolver Lender severally agrees to make loans (each such loan, a “Supplemental Revolver Loan”) to Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Supplemental Revolver Commitment; provided, however, that after giving effect to any Borrowing of Supplemental Revolver Loans, (i) the Total Revolving Outstandings shall equal the Aggregate Revolving Commitments, and (ii) the aggregate amount of all Supplemental Revolver Loans outstanding shall not exceed the Maximum Supplemental Revolver Commitment. Within the limits of each Supplemental Revolver Lender’s Supplemental Revolver Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01.2, prepay under Section 2.05, and reborrow under this Section 2.01.2. Supplemental Revolver Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02	Borrowings, Conversions and Continuations of Loans.

(a)        Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of a Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan. Borrower shall not submit a Loan Notice for any Supplemental Revolver Loan unless, after giving effect to the Borrowing requested by any Loan Notice requesting a Revolving Loan delivered concurrently with such Loan Notice, the Total Revolving Outstandings shall equal the Aggregate Revolving Commitments on the date on which the Borrowing being requested thereunder, and each request by Borrower for a Supplemental Revolver Loan shall be deemed to be a representation by Borrower that the Supplemental Revolver Loan so requested complies with the such condition.

(b)       Following receipt of a Loan Notice for either a Revolving Loan or a Supplemental Revolver Loan, as the case may be, the Administrative Agent shall promptly notify each Lender holding a Revolving Commitment or a Supplemental Revolver Commitment, as the case may be (each such Lender, an “Applicable Lender”) of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection (a). In the case of a Borrowing, each Applicable Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02, the Administrative Agent shall make all funds so received available to Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to Borrower as provided above.

(c)        Except as otherwise provided herein, including Section 3.05, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d)       The Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)        After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 5 Interest Periods in effect with respect to the Loans.

2.03	Letters of Credit.

(a)	The Letter of Credit Commitment.

(i)        Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)	The L/C Issuer shall not issue any Letter of Credit if:

(A)        subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Class Lenders having Revolving Exposure have approved such expiry date; or

(B)       the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii)   The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)       any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)       the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)       except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit;

(D)       such Letter of Credit is to be denominated in a currency other than Dollars;

(E)       such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)       a default of any Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)      The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)       The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)       Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)        Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)       Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)       If Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolver Lender or Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv)       Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)	Drawings and Reimbursements; Funding of Participations.

(i)         Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and the Administrative Agent thereof. If L/C issuer notifies Borrower on or before 2:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) of such payment, Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the Honor Date, or on the next Business Day if such notice is provided after 2:00 p.m. on the Honor Date. If Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)        Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)       With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)       Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)        Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)       If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Lender

(through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)	Repayment of Participations.

(i)         At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)        If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)        Obligations Absolute. The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)     any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)   any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)   any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary except for circumstances or happenings arising from the gross negligence or willful misconduct of the L/C Issuer.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)        Role of L/C Issuer. Each Revolving Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Class Lenders having Revolving Exposure, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)       Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the

Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)       Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)        Letter of Credit Fees. Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)        Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)       Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)        Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04	Swing Line Loans.

(a)        Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at the Base Rate plus the Applicable Rate. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)       Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower.

(c)	Refinancing of Swing Line Loans.

(i)         The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the

Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Swing Line Lender shall furnish Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)        If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)       If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)       Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)	Repayment of Participations.

(i)         At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)        If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)        Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)        Payments Directly to Swing Line Lender. Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05	Prepayments.

(a)	Voluntary Prepayments of Loans.

(i)	Revolving Loans.

(A)       So long as no Supplemental Revolver Loans are outstanding, Borrower may, upon notice from Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (aa) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (bb) on the date of prepayment of Base Rate Loans; (2) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).

(B)       On any date on which a Supplemental Revolver Loan is outstanding and solely for purposes of obtaining a Letter of Credit under Section 2.03(a)(i), Borrower may, upon notice from Borrower to the Administrative Agent, voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (aa) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (bb) on the date of prepayment of Base Rate Loans; (2) a Letter of Credit Application shall have been submitted pursuant to Section 2.03(b)(i); and (3) any such prepayment shall not exceed the stated amount of the Letter of Credit requested by such Letter of Credit Application.

(C)       Each notice required by Section 2.05(a)(i)(A) and (B) above shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Revolving Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Revolving Loans of the Revolving Lenders in accordance with their respective Applicable Percentages.

(ii)       Swing Line Loans. Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)      Supplemental Revolver Loans. Borrower may, upon notice from Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Supplemental Revolver Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) . Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Supplemental Revolver Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Supplemental Revolver Lenders in accordance with their respective Applicable Percentages.

(b)	Mandatory Prepayments of Loans.

(i)        (A)        Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, Borrower shall immediately prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect; and

(B)       Supplemental Revolver Commitments. If for any reason the aggregate Outstanding Amount of the Supplemental Revolver Loans exceeds either the Aggregate Supplemental Revolver Commitments then in effect, or the Maximum Supplemental Revolver Commitment, Borrower shall immediately prepay Supplemental Revolver Loans in an aggregate amount equal to such excess.

(ii)       Swing Line Loans. Borrower shall repay each Swing Line Loan on or before the tenth (10th) Business Day after the date such Swing Line Loan is made.

(iii)      Sales of Mortgaged Property. Except as otherwise provided in Section 11.21, if Borrower or any Subsidiary sells any Mortgaged Property following a Default or Event of Default which is continuing which will result in the realization by Borrower or such Subsidiary of Net Cash Proceeds (determined as of the date of such sale, whether or not such Net Cash Proceeds are then received by Borrower or such Subsidiary), Borrower shall immediately upon receipt thereof by Borrower or such Subsidiary deliver to Administrative Agent such Net Cash Proceeds as a prepayment of the Loans to be applied in accordance with Section 2.05(iv) below.

(iv)       Application of Mandatory Prepayments. Except as otherwise provided in this Section 2.05(b) and Section 11.21, all amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows: with respect to all amounts prepaid pursuant to Section 2.05(b)(i)(A), first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations to the extent required by Section 2.05(b)(i), and with respect to all amounts prepaid pursuant to Section 2.05(b)(i)(B), to the outstanding Supplemental Revolver Loans; and with respect to all amounts prepaid pursuant to Section 2.05(b)(iii) ratably to the outstanding Revolving Loans and the outstanding Supplemental Revolver Loans

All such prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(v)       Eurodollar Prepayment Account. If Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.05(b), so long as no Event of Default exists, Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the

Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto or, sooner, at the election of the Administrative Agent, upon the occurrence of an Event of Default. At the request of Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing on or prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of Borrower and Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

2.06     Termination or Reduction of Aggregate Revolving Commitments and Aggregate Supplemental Revolver Commitments.

Borrower may, upon notice to the Administrative Agent, (a) at any time that the Supplemental Revolver Commitments shall have expired or been terminated and no Supplemental Revolver Lender shall have any Supplemental Revolver Exposure, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; and (b) terminate the Aggregate Supplemental Revolver Commitment, or from time to time permanently reduce the Aggregate Supplemental Revolver Commitment to an amount not less than the Outstanding Amount of Supplemental Revolver Loans, provided that, with respect to either the foregoing (a) or (b), (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, , and (iii) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments and the Supplemental Revolver Lenders of any such notice of termination or reduction of the Aggregate Supplemental Revolver Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments or the Supplemental Revolver Commitment, as the case may be, shall be paid on the effective date of such termination.

2.07	Repayment of Loans.

(a)        Revolving Loans. Borrower shall repay to the Revolving Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)       Swing Line Loans. Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Maturity Date.

(c)        Supplemental Revolver Loans. Borrower shall repay the Supplemental Revolver Lenders on the Supplemental Revolver Maturity Date the aggregate principal amount of all Supplemental Revolver Loans outstanding on such date.

2.08	Interest.

(a)        Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate for Eurodollar Rate Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Swing Line Loans.

(b)       (i)         If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)       If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)      Upon the request of the Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)      Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)        Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09	Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)        Commitment Fee. Borrower shall pay to the Administrative Agent, (i) for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee (“Revolver Commitment Fee”) equal to the product of (A) the Applicable Rate for Revolver Commitment Fees times (B) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (1) the Outstanding Amount of Revolving Loans and (2) the Outstanding Amount of L/C Obligations, and (ii) for the account of each Supplemental Revolver Lender in accordance with its Applicable Percentage, a commitment fee (“Supplemental Revolver Commitment Fee” and collectively with the Revolver Commitment Fee, the “Commitment Fees”) equal to the product of (A) the Applicable Rate for Supplemental Revolver Commitment Fees times (B) the actual daily amount by which the Aggregate Supplemental Revolver Commitments exceed the

Outstanding Amount of Supplemental Revolver Loans. The Commitment Fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate for Commitment Fees during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate for Commitment Fees separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b)       Fee Letter. Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

(c)        Amendment Fee. Borrower shall pay to the Administrative Agent for the account of each Existing Lender that is a Revolving Lender in accordance with such Lender’s Applicable Percentage, an amendment fee equal to $100,000. Such fee shall be payable on the Amendment Effective Date and shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10	Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11	Evidence of Debt.

(a)        The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.11(a) (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)       In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12	Payments Generally; Administrative Agent’s Clawback.

(a)        General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)       (i)  Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim

Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)       Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)        Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)       Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, and of the Revolving Lenders to fund participations in Letters of Credit and Swing Line Loans and of the Lenders to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)        Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)        Insufficient Funds. Except as otherwise provided in this Agreement, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due on the Revolving Loans and the Supplemental Revolver Loans, and the L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of such principal and L/C Borrowings then due to such parties.

2.13	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)        if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)       the provisions of this Section shall not be construed to apply to (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a)        Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)       Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subSection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)        Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)       Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable, in each case certifying that such Foreign Lender is exempt from United States Federal withholding taxes:

(i)        duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)	duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)      any other form prescribed by applicable law as a basis for claiming exemption from United States Federal withholding tax duly completed.

3.02	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b)  adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04	Increased Costs.

(a)        Increased Costs Generally. If any Change in Law after the date on which a Lender or L/C Issuer becomes a Lender or L/C issuer hereunder shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)       subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by

Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)      impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)       Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)        Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subSection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)       Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05	Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)        any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)       any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c)        any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 11.13; or

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Mitigation Obligations; Replacement of Lenders.

(a)        Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)       Replacement of Lenders. If any Lender requests compensation under Section 3.04 or is a Defaulting Lender, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, Borrower may replace such Lender in accordance with Section 11.13.

3.07	Survival.

All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and the Aggregate Supplemental Revolver Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01	The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement with a Loan Party, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02	Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)        at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)       any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall have been performed or shall have not been performed;

(c)        the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)       any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)        any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices (other than notices expressly required to be given to such Guarantor under this Agreement or notices required by, and unable to be waived under, applicable law) whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03	Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04	Certain Additional Waivers.

Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05	Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06	Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4.07	Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01	Reserved.

5.02	Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)        The representations and warranties of Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)       No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)        Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

5.03	Amendment Effective Date

The amendments to the Existing Credit Agreement set forth herein shall be effective as of the date on which each of the following conditions shall have been satisfied (or waived in accordance with Section 11.01 of the Existing Credit Agreement):

(a)        Amendment Documents. Administrative Agent shall have received copies of each Amendment Document executed and delivered by each applicable Loan Party.

(b)       Organizational Documents; Incumbency. Administrative Agent shall have received (i) signature and incumbency certificates of the officers of each Borrower and each Loan Party; (ii) resolutions of the Board of Directors of each Loan Party, approving and authorizing the execution, delivery and performance of this Agreement and the other Amendment Documents to which it is a party, certified as of the Amendment Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iii) copies of the Organization Documents of each of the Tutor Subsidiaries certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Amendment Effective Date; (iv) certification from the secretary or assistant of each Loan Party (other than the Tutor Subsidiaries) that the Organization Documents such Loan Party delivered in connection with the Existing Credit Agreement remain true and correct as of the Amendment Effective Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)         Opinions of Counsel to Loan Parties. Lenders and their respective counsel shall have received originally executed copies of favorable written opinions, each dated as of the Amendment Effective Date and otherwise in form and substance, and from counsel reasonably satisfactory to Administrative Agent, and each such Loan Party hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders.

(d)       Required Lender Consent. Each Lender shall have indicated its consent to the Amendment Documents by the execution and delivery of this Agreement or such other documents indicating such consent as are acceptable to the Administrative Agent. Each Lender, by delivering its signature page to this Agreement or such other documents shall be deemed to have acknowledged receipt of, and consented to and approved, each Amendment Document and each other document required to be approved by Lenders, as applicable, on the Amendment Effective Date.

(e)	Lien Perfection. Receipt by Administrative Agent of the following:

(i)        searches of Uniform Commercial Code filings, in the jurisdiction of formation of each of the Tutor Subsidiaries and each other jurisdiction deemed appropriate by Administrative Agent, each of relatively recent dates, together with tax and judgment lien searches for each Tutor Subsidiary;

(ii)       UCC financing statement signed by the debtor named therein as may be required for each jurisdiction where such financing statement is required to be filed to perfect Administrative Agent’s security interest in the Collateral owned by any of the Tutor Subsidiaries;

(iii)      payout letter from any secured party of record holding Indebtedness of any Loan Party (other than Permitted Indebtedness) authorizing Administrative Agent to file termination statements terminating all Liens securing any such Indebtedness on or prior to the Amendment Effective Date;

(iv)      evidence satisfactory to Administrative Agent that the requirements of Section 7.14 of this Agreement with respect to real and personal property owned or leased by any Tutor Subsidiary have been satisfied;

(f)        Evidence of Insurance. Receipt by Administrative Agent of copies of insurance policies or certificates of insurance of the Tutor Subsidiaries evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.

(g)       USA. Patriot Act. Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA. Patriot Act.

(h)       Merger Effectiveness. All conditions precedent to the effectiveness of the Merger Agreement shall have been satisfied, and Administrative Agent shall have received certified or date and file stamped copies of each of (i) the Restated Articles of Organization of Borrower as filed with the Secretary of The Commonwealth of Massachusetts, and (ii) the Certificate of Merger with the Secretary of the State of California.

(i)        Fees and Expenses. Borrower shall have paid all fees, costs and expenses owing to the Administrative Agent and its counsel invoiced to Borrower on or before the Amendment Effective Date and reimbursable by Borrower under the terms of the Existing Credit Agreement (which payment may at Borrower’s election be made by way of direct withdrawal by the Administrative Agent or wire transfer from Borrower’s operating account).

(j)        Amendment Effective Date Certificate. Borrower shall have delivered to Administrative Agent an originally executed Amendment Effective Date Certificate, together with all attachments thereto, including copies of the fully executed Related Agreements, as defined in the Merger Agreement.

(k)       Post-Closing Letter. Borrower shall have delivered to Administrative Agent the Post-Closing Letter.

(l)        Absence of Material Adverse Change. There shall not have occurred a material adverse change (x) in the business, assets, properties, liabilities (actual or contingent), operations or financial condition of Borrower and its Subsidiaries, taken as a whole, since

December 31, 2007 or (y) in the facts and information regarding such entities as represented to date.

(m)      Absence of Proceedings, Etc. There shall not be any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that seeks to enjoin, unwind, or otherwise challenge the Merger, or that could reasonably be expected to (x) have a material adverse effect on the business, assets, properties, liabilities (actual and contingent), operations, financial condition or prospects of the Borrower and its Subsidiaries, taken as a whole, (y) adversely affect the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents, (z) adversely affect the rights and remedies of any of the Agents or the Lenders under the Loan Documents.

(n)       No Default. All representations and warranties are true and correct and no Default shall have occurred and be continuing (x) immediately prior to the Amendment Effective Date, under the Existing Credit Agreement, and on the Amendment Effective Date, under this Agreement.

(o)       Other. Satisfaction of such other conditions as may be determined by Administrative Agent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01	Existence, Qualification and Power.

Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) or in cases where a Subsidiary is not in good standing as referred to in clause (a), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02	Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03	Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

6.04	Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms.

6.05	Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a)        The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness other than those that are not material to Borrower and its Subsidiaries as a whole or are reflected on Borrower’s most recent Form 10-Q and any subsequent Form 10-Q or Form 8-K.

(b)	Reserved.

(c)        From the date of the Audited Financial Statements to and including the Amendment Effective Date, there has been no Disposition or any Involuntary Disposition of any material part of the business or property of Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Amendment Effective Date.

(d)       The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly in all material respects (with respect to the financial statements delivered pursuant to Section 7.01(a)), on the basis disclosed in the footnotes to such financial statements) the consolidated and, in the case of annual financial statements delivered pursuant to Section 7.01(a) to the absence of footnotes and to normal year-end audit adjustments, consolidating, financial condition, results of operations and cash flows of Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(e)        Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(f)        To the best knowledge of Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to have a Material Adverse Effect.

6.06	Litigation.

Except as disclosed in Borrower’s Form 10-K for the quarterly period ended June 30, 2008, or on Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) directly affects or pertains to this Agreement or any other Loan Document, or (b) would reasonably be expected to have a Material Adverse Effect.

6.07	No Default.

(a)         Neither Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b)	No Default has occurred and is continuing.

6.08	Ownership of Property.

Each of Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.09	Environmental Compliance.

(a)        Each of the facilities and real properties owned, leased or operated by Borrower or any Subsidiary (the “Facilities”) and all operations at the Facilities are in compliance with all applicable Environmental Laws where failure to comply could reasonably be expected to have a Material Adverse Effect, and there is no violation of any Environmental Law with respect to the Facilities or the businesses operated by Borrower and its Subsidiaries at such time (the “Businesses”) where such violation could reasonably be expected to have a Material Adverse Effect, there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws where such liability could reasonably be expected to have a Material Adverse Effect, and none of the Facilities currently owned or operated by Borrower or any of its Subsidiaries is listed or, to the best of Borrower’s knowledge, is proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property where such listing or proposed listing (i) has resulted in, or could reasonably be expected to result in, a Lien on such Facility or any other property of Borrower or any of its Subsidiaries having a priority over any Liens created under any Loan Document or (ii) could reasonably be expected to have a Material Adverse Effect.

(b)       None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws unless the presence of such Hazardous Materials would not reasonably be expected to have a Material Adverse Effect.

(c)        Without limiting the foregoing and except as disclosed on Schedule 6.09, neither Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, in each instance where such violation, alleged violation, non-compliance, liability or potential liability could reasonably be expected to have a Material Adverse Effect, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice, having such consequences, will be received or is being threatened.

(d)       Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law and could reasonably be expected to have a Material Adverse Effect.

(e)        There are no consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary, the Facilities or the Businesses, the effect of which would reasonably be expected to have a Material Adverse Effect.

(f)        There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws and could reasonably be expected to have a Material Adverse Effect.

(g)       There are no Liens under Environmental Laws on any of the Facilities, and no governmental actions have been taken or are in process which could subject any of the Facilities to such Liens. Neither Borrower nor any of its Subsidiaries would be required to place any notice or restriction relating to Hazardous Materials in any deed to any of the Facilities where such notice or restriction could reasonably be expected to have a Material Adverse Effect.

6.10	Insurance.

The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower (other than CIS), having a Best’s financial strength rating of not less than A/A-/VIII, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates. The insurance coverage of the Loan Parties as in effect on the Amendment Effective Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11	Taxes.

with GAAP. United States Federal income tax returns of Borrower and its Subsidiaries have been closed through the fiscal year ended December 31, 2004. There is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

6.12	ERISA Compliance.

Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Pension Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Pension Plan, (ii) failed to make any contribution or payment in excess of $1,000,000 to any Pension Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Pension Plan or Benefit Arrangement, which has resulted or is reasonably likely to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) been assessed any liability in excess of $1,000,000 to the PBGC or any other Person under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

6.13	Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Amendment Effective Date of each Subsidiary and all Joint Ventures and partnerships in which Borrower or any of its Subsidiaries have an interest, together with, as applicable, the (a) jurisdiction of organization, and (b) number and percentage of outstanding shares of each class owned (directly or indirectly) by Borrower or any Subsidiary. The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.

6.14	Margin Regulations; Investment Company Act.

(a)        Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)       None of Borrower, any Person Controlling Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15	Disclosure.

To the best knowledge of the Loan Parties, no Loan Party or any of its Subsidiaries is subject to any agreements, instruments and corporate or other restrictions, that, individually or in the aggregate, is expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16	Compliance with Laws.

Each of Borrower and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17	Intellectual Property; Licenses, Etc.

Borrower and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Amendment Effective Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by Borrower or any Subsidiary or the granting of a right or a license in respect of any IP Rights from Borrower or any Subsidiary does not infringe on the rights of any Person. As of the Amendment Effective Date, none of the IP Rights owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.

6.18	Solvency.

The Loan Parties are Solvent on a consolidated basis.

6.19	Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

6.20	Business Locations; Taxpayer Identification Number.

Set forth on Schedule 6.20(a) is a list of all real property located in the United States that is owned or leased by the Loan Parties as of the Amendment Effective Date. Except as otherwise disclosed on Schedule 6.20(a), no Loan Party owns any Material Real Estate Asset. Set forth on Schedule 6.20(b) is a list of all locations where any tangible personal property of any Loan Party is located as of the Amendment Effective Date. Set forth on Schedule 6.20(c) is the chief executive office, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Amendment Effective Date. The exact legal name and state of organization of each Loan Party is as set forth on the signature pages hereto. Except as set forth on Schedule 6.20(d), no Loan Party has during the five years preceding the Amendment Effective Date (i) changed its legal name, (ii) changed its state of formation, or (iii) other than the Merger, been party to a merger, consolidation or other change in structure.

6.21	Labor Matters.

Neither Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the five years prior to the Amendment Effective Date that has resulted in a Material Adverse Effect.

6.22	Bank Accounts.

All deposit, checking, operating or other bank accounts maintained by Borrower or any of its Subsidiaries as of the Amendment Effective Date (other than payroll and petty cash accounts opened in the ordinary course of business with balances not to exceed $20,000 for each such account) and, for each such account, the name of the account party, the name of the bank, the account number and the type of account, are listed on Schedule 6.22.

6.23	Representations in Perfection Certificates.

Except as disclosed on Schedule 6.23 or in any Perfection Certificate executed and delivered to the Administrative Agent as of the Amendment Effective Date, and other than with respect to any Excluded Property owned by any Loan Party, all of the information set forth in each of the Perfection Certificates delivered to the Administrative Agent on or about the Closing Date in connection with this Agreement is correct and complete in all material respects as of the Closing Date.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall cause each Subsidiary to:

7.01	Financial Statements.

Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)        as soon as available, but in any event within ninety days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) an opinion of such Registered Public Accounting Firm independently assessing Borrower’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley stating whether Borrower maintained, in all material respects, effective internal controls over financial reporting and identifying any material weaknesses in such internal controls, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrower and its Subsidiaries; and

(b)       as soon as available, but in any event within forty-five days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in comparative form, as applicable under GAAP, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, chief operating officer, treasurer or controller of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(d), Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02	Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)        concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of the Registered Public Accounting Firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b)       concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of Borrower;

(c)        at least 15 days prior to the end of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2007, an annual budget of Borrower and its Subsidiaries containing, among other things, pro forma financial statements for each quarter of the next fiscal year;

(d)       promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity holders of any Loan Party, and notices of the filing of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)        concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a report signed by a Responsible Officer of Borrower that supplements Schedules 6.13, 6.17, 6.20(a), 6.20(b), 6.20(c) and 6.20(d), such that, as supplemented, such Schedules would be to be accurate and complete as of such date;

(f)        if requested by the Administrative Agent, as soon as available and in any event within forty five (45) days after the end of each fiscal quarter of Borrower and seventy-five (75) days after the end of each fiscal year of Borrower, a copy of the most recent “retainage report,” “new work potential report” and “new work acquisition report” (including a description of new work and a comparison of such new work to the new work projected in the Business Plan) prepared by management of Borrower;

(g)       as soon as available and, in any event, within forty-five (45) days after the end of each quarter of each fiscal year of Borrower, a summary of all of Borrower’s accounts receivable, including the aging and reconciliation of such accounts receivable;

(h)       as soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower and within seventy-five (75) days after the end of each fiscal year of Borrower, a schedule dated as of the last day of such quarter listing (i) each construction contract (other than construction contracts that as of the end of the most recent fiscal yearend of Borrower, full performance has been rendered and all payments due thereunder received) which provides for aggregate total payments in excess of $10,000,000 and with respect to which Borrower or a Subsidiary of Borrower is a party or participates through a Joint Venture, and setting forth as of the date of such schedule for each such contract Borrower’s original estimate of revenue and profit, Borrower’s current estimate of revenue and profit, cumulative realized and estimated remaining revenue and profit, “cash ahead/cash behind” information, the percentage of completion and anticipated completion date of each such contract and a forecast by quarter of the remaining cash flows for each such contract, certified as to consistency, accuracy and reasonableness of estimates by the treasurer or the chief accounting officer of Borrower, and (ii) all active Joint Ventures and partnerships (which, in the case of any construction Joint Venture, need not be listed until after a bid by such Joint Venture for a construction contract shall have been accepted) and identifying of any increase in an interest in a Joint Venture or partnership.

(i)        promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(j)        if requested by the Administrative Agent,, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(k)       promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S.

jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(l)        promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.03	Notices.

After a Responsible Officer of any Loan Party obtains knowledge thereof:

(a)        Promptly notify the Administrative Agent and each Lender of the occurrence of any Default.

(b)       Promptly notify the Administrative Agent and each Lender of any matter (including without limitation, any (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Subsidiary ; or (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary) that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)        Promptly notify the Administrative Agent and each Lender if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Pension Plan which is likely to constitute grounds for a termination of such Pension Plan under Title IV of ERISA, or knows that the plan administrator of any Pension Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA and an assessment in excess of more than $1,000,000 in connection with such withdrawal or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability in excess of $1,000,000 (other than for premiums under Section 407 of ERISA) in respect of, or appoint a trustee to administer any Pension Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Pension Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Multiemployer Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution of more than $1,000,000 to any Pension Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Pension Plan or Benefit Arrangement which has resulted or is likely to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take.

(d)       Promptly notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary.

(e)        Promptly notify the Administrative Agent and each Lender of the determination by the Registered Public Accounting Firm providing the opinion required under Section 7.01(a)(ii) (in connection with its preparation of such opinion) or a Loan Party’s determination at any time of the occurrence or existence of any Internal Control Event.

(f)         Promptly notify the Administrative Agent and each Lender of the receipt of any complaint, order, citation, notice or other written communication from any Person with respect to (i) the existence or alleged existence of a violation of any applicable Environmental Law at or on an of the Facilities, or of any Environmental Liability arising with respect to, any real property, (ii) any Release on any of the Facilities or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non renewal of any permit required under any applicable Environmental Law with respect to any of the Facilities.

(g)        Promptly notify the Administrative Agent and each Lender of any adverse change that impairs Borrower’s ability to obtain bonding for new construction projects.

(h)        Promptly notify the Administrative Agent and each Lender of any decision by Borrower, any of its Subsidiaries or any Joint Venture partner not to meet a capital call by any Joint Venture in which Borrower or any such Subsidiary is participating.

Each notice pursuant to this Section 7.03(a) through (h) shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04	Payment of Obligations.

Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property.

7.05	Preservation of Existence, Etc.

(a)        Except in a transaction permitted by Section 8.04 or 8.05, Borrower shall preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization and Borrower and each Subsidiary shall maintain its legal existence.

(b)       Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)        Preserve or renew all of its material registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06	Maintenance of Properties.

(a)        Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)       Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)        Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07	Maintenance of Insurance.

(a)         Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance and re-insurance companies not Affiliates of Borrower (other than CIS), having a Best’s financial strength rating of not less than A/A-/VIII, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

(b)        Cause the Administrative Agent to be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

7.08	Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09	Books and Records.

(a)        Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be.

(b)       Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.

7.10	Inspection Rights.

(a)    Not more than once in any six-month period, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

(b)       If requested by the Administrative Agent in its sole discretion, permit the Administrative Agent, and its representatives, upon reasonable advance notice to Borrower, to conduct an annual audit of the Collateral, such audit to be at the expense of Borrower at all times during the continuance of an Event of Default.

(c)        Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Materials of Environmental Concern on any Facilities (as defined in Section 6.09) and as to the compliance by Borrower or any of its Subsidiaries with Environmental Laws at such Facilities. If the Loan Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for the same, and the Loan Parties hereby grant to the Administrative Agent and its representatives access to the Real Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.

7.11	Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to finance working capital, capital expenditures, Permitted Acquisitions, and other lawful corporate purposes, and (b) to refinance certain existing Indebtedness, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

7.12	Additional Subsidiaries.

Within thirty (30) days after the acquisition or formation of any Subsidiary (other than a Restricted Subsidiary) or the occurrence of any Subsidiary no longer qualifying as a Restricted Subsidiary:

(a)        notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b)       cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement, a joinder agreement to the Security Agreement, and such other documents as the Administrative Agent shall deem appropriate for such purpose, unless such Person is a Foreign Subsidiary and a material adverse tax consequence would result therefrom, and (ii) upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.13	Reserved.

7.14	Pledged Property.

(a) Other than Excluded Property, cause all Material Real Estate Assets and all personal property at any time owned by each Loan Party to be subject at all times to first priority, perfected and, in the case of any Material Real Estate Assets, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens and deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder), and (b) deliver landlord waivers and collateral access agreements for any Material Leased Premises, all, in the case of either (a) or (b), in form, content and scope reasonably satisfactory to the Administrative Agent.

7.15	Interest Rate Protection Agreements.

In the event that Borrower shall enter into interest rate protection agreements (protecting against fluctuations in interest rates), Borrower shall execute and deliver to the Administrative Agent, substantially contemporaneously therewith, a Collateral Assignment of Interest Rate Protection Agreement, in form and substance satisfactory to the Administrative Agent, granting to the Administrative Agent for the ratable benefit of the Lender, a security interest therein as security for the Obligations and shall, to the extent necessary, obtain the consent of the provider of such interest rate protection agreement to the execution of such Collateral Assignment of Interest Rate Protection Agreement.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly:

8.01	Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)	Liens pursuant to any Loan Document;

(b)       Liens existing on the Amendment Effective Date and listed on Schedule 8.01 and any renewals, refinancings or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c)        Liens  for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)       carriers’, warehousemen’s, mechanics’ (including without limitation, mechanic’s Liens of subcontractors), materialmen’s, repairmen’s or other like Liens arising by operation of law in the ordinary course of business so long as (i) the underlying obligations are not overdue for a period of more than 60 days or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary, as the case may be, in accordance with GAAP;

(e)        pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)        deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)       easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)       Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)        Liens securing Indebtedness permitted under Section 8.03(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) such Liens attach within 90 days after the acquisition of the property and (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)        leases or subleases granted to others not interfering in any material respect with the business of Borrower or any of its Subsidiaries;

(k)       any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)        Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(m)      normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n)       Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o)       Liens granted to the Borrower’s bonding companies to secure amounts owing by the Borrower or any of its Subsidiaries in connection with surety bonds, undertakings and instruments of guarantee (collectively, “Bond Indemnitees”) issued by such bonding companies on behalf of the Borrower or any of its Subsidiaries in the ordinary course of their respective businesses provided such Liens are limited to the specific project to which such Bond Indemnitees relate;

(p)       Liens on the real property and fixtures located at New Jersey State Highway 73, Winslow Township, Camden, New Jersey and Harmon Industrial Park, Barrigada, Mariana Islands, Guam securing Indebtedness permitted by Section 8.03(j) and Section 8.03(n), respectively, provided that such Liens secure only such Indebtedness; and

(q)       other Liens or, with respect to real property, title defects (including matters which an accurate survey might disclose) which (i) do not secure Indebtedness; and (ii) do not materially detract from the value of such property or materially impair the use thereof by Borrower or such Subsidiary in the operation of its business.

provided that protective filings of Uniform Commercial Code financing statements by lessors of equipment under operating leases shall not constitute a violation of this Section.

8.02	Investments.

Make any Investments, except the following (“Permitted Investments”):

(a)        Investments held by Borrower or such Subsidiary in the form of cash or Cash Equivalents;

(b)       Investments existing as of the Amendment Effective Date and set forth in Schedule 8.02;

(c)	Guarantees permitted by Section 8.03;

(d)       Acquisition by Borrower of the Tutor Subsidiaries pursuant to the Merger Agreement, and any other Acquisitions by a Loan Party with respect to which the following conditions have been satisfied (“Permitted Acquisitions”):

(i) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as Borrower and its Subsidiaries were engaged in on the Amendment Effective Date (or any reasonable extensions or expansions thereof) and after giving effect to such Acquisition, such property will not be encumbered by any Lien other than a Permitted Lien;

(ii) in the case of an Acquisition of the Voting Interests of another Person, the board of directors (or other comparable governing body) and the shareholders (if required by applicable law) of such other Person shall have duly approved such Acquisition;

(iii) at least (5) Business Days prior to the consummation of any such Acquisition, Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 on a Pro Forma Basis;

(iv) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) and no Event of Default shall have occurred and be continuing, or would occur after giving effect thereto;

(v) immediately after giving effect to such Acquisition, there shall be at least $15,000,000 of availability existing under the Aggregate Revolving Commitments;

(vi) the Purchase Price paid by such Loan Party for any such Acquisition shall not exceed (i) $50,000,000 for any one such Acquisition and (ii) $100,000,000 in the aggregate for all such Acquisitions occurring during the term of this Agreement, or, if the Purchase Price is greater than such dollar amounts, the prior written approval of the Required Lenders shall have been obtained.

(e)	Investments in Joint Ventures.

(f)        Investments in CIS not to exceed $250,000 in the aggregate, plus any and all Letters of Credit required by any Governmental Authority to be issued for the account of CIS up to an amount not to exceed $5,000,000 in the aggregate.

(g)       (i) equity interests in Subsidiaries existing as of the Amendment Effective Date and identified on Schedule 6.13; and (ii) Investments in any Guarantor.

(h)	Investments consisting of Indebtedness permitted under Section 8.03(o).

8.03	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except the following (“Permitted Indebtedness”):

(a)	Indebtedness under the Loan Documents;

(b)       Indebtedness of Borrower and its Subsidiaries set forth in Schedule 8.03 and renewals, refinancings and extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)        (i) Indebtedness owed by Borrower to a Subsidiary, or by a Guarantor to Borrower, and, if requested by Administrative Agent, evidenced by an intercompany note pledged and delivered to Administrative Agent, as Secured Party under the Security Agreement, as the case may be, and (ii) other intercompany Indebtedness permitted under Section 8.02;

(d)       obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such

Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)        Indebtedness owing to Joint Ventures in which Borrower or one of its Subsidiaries is a joint venturer;

(f)        Indebtedness incurred to finance Borrower’s and its Subsidiaries insurance premiums not to exceed $5,000,000 in the aggregate outstanding at any time;

(g)       purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by Borrower or any of its Subsidiaries to finance the purchase of equipment or other fixed assets, and renewals, refinancings and extensions thereof, provided such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and may be incurred within ninety (90) days following the date of such purchase;

(h)       Guarantees of Indebtedness permitted under clauses (a) through (e) of this Section 8.03 incurred by a Loan Party;

(i)	Indebtedness constituting a Permitted Investment;

(j)        Indebtedness in an amount not to exceed the lesser of (1) the purchase price and (2) $1,200,000, incurred with respect to mortgage financing for the property located at New Jersey State Highway 73, Winslow Township, Camden, New Jersey, and renewals, refinancings and extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(k)       Indebtedness under surety bonds obtained in connection with the Construction Business;

(l)        Indebtedness owing by Borrower to CIS consisting of all or any portion of the proceeds of any payments made by Borrower or Permitted Insureds to CIS as premiums for the insurance policies issued by CIS to Borrower or such Permitted Insureds, respectively;

(m)      Indebtedness owing by Tutor-Saliba under the Dividend Notes in an aggregate principal amount not to exceed $58,484,536;

(n)       Indebtedness in an amount not to exceed $12,000,000 incurred with respect to financing for the property located at Harmon Industrial Park, Barrigada, Mariana Islands, Guam, and renewals, refinancings and extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and

(o)       Indebtedness owing by one or more Designated Foreign Subsidiaries to Borrower under the Designated Foreign Subsidiary Intercompany Note in an aggregate outstanding amount not to exceed $25,000,000, incurred by such Designated Foreign Subsidiaries to fund general overhead expenses and the costs and expenses of such Designated Foreign Subsidiary or another Subsidiary or a Joint Venture under construction contracts identified on a schedule delivered to Administrative Agent pursuant to Section 7.02(h)(i).

8.04	Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default exists or would result therefrom, (a) Borrower may merge or consolidate with any of its Subsidiaries provided that Borrower is the continuing or surviving Person, (b) any Subsidiary may merge or consolidate with any other Subsidiary provided that if a Loan Party is a party to such transaction, the continuing or surviving Person is a Loan Party, (c) subject to clause (b) above, any Subsidiary may merge with any other Person in connection with a Permitted Investment and (d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.

8.05	Dispositions.

Make any Disposition except:

(a)	Permitted Transfers;

(b)	Dispositions of real property;

(c)	Dispositions of Cash Equivalents;

(d)       Dispositions of (i) operating leases at market rentals of residential and commercial space held by Borrower or any of its Subsidiaries in connection with their real estate investment and development activities, but only to the extent that such leases are entered into in the ordinary course of their respective businesses, consistent with past practices as in effect prior to the Amendment Effective Date, and (ii) operating leases at market rentals of portions of office space not then utilized by Borrower or any of its Subsidiaries in Borrower’s headquarters office building in Framingham, Massachusetts.

8.06	Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)       each Subsidiary may make Restricted Payments to any Loan Party and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)       Borrower may make cash payments in the ordinary course of business in full or partial settlement of employee stock options or in full or partial settlement of similar incentive compensation arrangements providing employees options, warrants or other rights to acquire shares of Borrower’s capital stock to employees, up to an aggregate amount not to exceed $1,000,000 during any period of twelve consecutive calendar months but only if and to the extent that, before and after giving effect to such cash payment no Default shall have occurred and be continuing;

(c)       Tutor-Saliba may make cash payments under the Dividend Notes as and when due thereunder so long as Borrower has delivered to Administrative Agent on or before the fifth (5th) Business Day preceding the date of each such payment, a duly completed Compliance Certificate signed by the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of Borrower, reflecting Borrower’s pro forma compliance with each of the financial covenants set forth in Section 8.11 hereof immediately prior to, and after giving effect to, such payment; each such Compliance Certificate shall also include a detailed calculation of how the amount of such payment being made was determined and be accompanied by financial statements in support of such calculation.

(d)       other Restricted Payments, but only if and to the extent that, before and after giving effect thereto: (i) no Default shall have occurred and be continuing; and (ii) the Board of Directors of Borrower shall have determined that it is proper or prudent to pay amounts thereon based on a belief that Borrower’s working capital is sufficient to warrant the payment thereof.

8.07	Change in Nature of Business.

Other than the business of insuring certain business risks of Borrower and its Subsidiaries and Permitted Insureds to be conducted by CIS, engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the Amendment Effective Date or any business substantially related or incidental thereto.

8.08	Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) transactions with Joint Ventures relating to construction projects consistent with Borrower’s past practices, (e) normal and reasonable compensation and reimbursement of expenses of officers and directors, (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate, and (g) transactions with CIS in connection with the insurance policies to be obtained by Borrower and its Subsidiaries from CIS.

8.09	Burdensome Agreements.

Except for Mt. Wayte Realty and CIS, and except with respect to any Joint Venture, enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts on the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10	Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11	Financial Covenants.

(a)        Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of $160,500,000, increased on a cumulative basis as of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending December 31, 2006 by an amount equal to 50% of Consolidated Net Income (with no deductions for net losses) for the fiscal quarter then ended plus 100% of the amount of all Equity Issuances after the Closing Date that increase consolidated shareholders’ equity.

(b)       Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of Borrower to be greater than 2.5:1.0.

(c)        Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of Borrower to be less than 1.5:1.0.

(d)       Consolidated Asset Coverage Ratio. Permit the Consolidated Asset Coverage Ratio as of the end of the any fiscal quarter to be less than 1.5:1.0.

8.12	Prepayment of Other Indebtedness, Etc.

(a)        Amend or modify any of the terms of any Indebtedness of Borrower or any Subsidiary (other than Indebtedness arising under the Loan Documents or Indebtedness to another Loan Party) other than amendments or modifications, which, together with any prior amendments or modifications, would not have a Material Adverse Effect.

(b)       On and after the occurrence of an Event of Default which is continuing, or if such payment, prepayment or acquisition would result in an Event of Default thereafter, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of Borrower or any Subsidiary (other than Indebtedness arising under the Loan Documents).

8.13     Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)        Amend, modify or change its Organization Documents in a manner adverse to the Lenders.

(b)	Change its fiscal year.

(c)        Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

8.14	CIS Operations

Permit CIS to (a) issue insurance policies naming any Person other than Borrower or any of its Subsidiaries or any Permitted Insured as an insured thereunder, or (b) issue any insurance policy providing coverage for any claim covered thereby in excess of $5,000,000 per claim unless all liabilities in excess of such amount are reinsured by financially sound and reputable insurance companies having a Best’s financial strength rating of not less than A/A-/VIII.

8.15	Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.16	Reserved.

8.17	Permitted Accounts.

Maintain any deposit, checking, operating, investment or other bank accounts other than (a) until the ninetieth (90th) day after the date of this Agreement, the accounts maintained with East West Bank, Manufacturers Bank, Bank of Nevada and Bank of Hawaii listed on Schedule 6.22, (b) certain additional accounts to be opened and maintained with First Hawaiian Bank by Black Construction Corporation, a Guam corporation, and/or by Black Micro Corporation, a Northern Marianas corporation, for their respective operations in Guam (the “FBH Accounts,”) (c) certain accounts opened or to opened by the Designated Foreign Subsidiaries in connection with the Indebtedness permitted by Section 8.03(o) (the “Designated Foreign Subsidiary Accounts”, and collectively with each of accounts referenced in the preceding clause (a) and (b) , the “Non-Lender Accounts”), (d) other than the Non-Lender Accounts, the deposit, checking, operating, investment and other bank accounts listed on Schedule 6.22, (e) payroll and petty cash accounts opened in the ordinary course of business with imprest balances not to exceed $20,000 for each such account, and (f) all other deposit, checking, operating, investment and other bank accounts established after the Amendment Effective Date with any Lender, or, with the prior written consent of the Required Lenders, any other depositary institution or securities intermediary (the “Permitted Accounts”) provided that, (x) Borrower shall use its best efforts to deliver to Administrative Agent, a Control Agreement for each of the Non-Lender Accounts (other than the FBH Accounts and the Designated Foreign Subsidiary Accounts) on or before the thirtieth (30th) day after the date of this Agreement (unless prior to such day, such Non-Lender Account has been closed), and (y) in the event of any Default hereunder, Borrower will deliver to the Administrative Agent a Control Agreement, in form and substance satisfactory to the Administrative Agent, duly executed by the owner of any account described in (d) and (f) above (either Borrower or Borrower’s Subsidiary, as the case may be) and such depositary institution (including any Lender) or securities intermediary, as the case may be.

8.18	Capital Expenditures.

Make or incur any Consolidated Capital Expenditures except in connection with the Construction Business.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a)        Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)       Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.12, 7.14, or 7.15 or Article VIII; or

(c)        Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for ten days following receipt of written notice from the Administrative Agent or any Lender; or

(d)       Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)        Cross-Default. (i) Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts and Indebtedness consisting of trade payables) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than $1,000,000; or

(f)        Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)       Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary (other than an Insignificant Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process involving in the aggregate at any time any amount in excess of $500,000 is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)       Judgments. There is entered against Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $7,500,000 (to the extent not covered by insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)        ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(j)        Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)	Change of Control. There occurs any Change of Control.

9.02	Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)        declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)       declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)        require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)       exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03	Application of Funds.

Except as otherwise provided in Section 11.21, after the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings ratably among the Lenders (and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b)  payment of fees, premiums and scheduled periodic payments and breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT

10.01	Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to any Lender to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06	Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08	No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09	Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

10.10	Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)        to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations, (y) Obligations under Treasury Management Agreements and (z) Obligations under Swap Contracts where the Borrower has pledged and deposited with or delivered to the Administrative Agent as collateral for such Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b)       to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c)        to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a)	no such amendment, waiver or consent shall:

(i)        extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that an amendment, modification or waiver of any condition precedent set forth in Section 5.02, of any covenant or of any Default or a mandatory reduction in Commitments or an automatic termination under Section 9.02 is not considered an extension or increase in Commitments of any Lender);

(ii)       postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)      reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(iv)      change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)       change any provision of this Section 11.01(a) or the definition of “Required Class Lenders” or “Required Lenders” without the written consent of all Lenders;

(vi)      release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vii)     release Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guarantied thereby; or

(viii)    extend the stated expiration date of any Letter of Credit beyond the Letter of Credit Expiration Date without the written consent of all Lenders having Revolving Exposure.

(b)       unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(c)        unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and

(d)       unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02	Notices; Effectiveness; Electronic Communications.

(a)        Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)        if to Borrower or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)       if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified on Schedule 11.02 or in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)       Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)       Change of Address, Etc. Each of Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)        Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03	No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04	Expenses; Indemnity; and Damage Waiver.

(a)        Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights after the occurrence of an Event of Default (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)       Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by, or arising, in whole or in part, out the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)        Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)       Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subSection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)        Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)        Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05	Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery and as permitted under applicable law, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06	Successors and Assigns.

(a)         Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subSection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment of a Revolving Commitment (and the related Revolving Loans thereunder) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)        Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)       Required Consents. No consent shall be required for any assignment except to the extent required by subSection (b)(i)(B) of this Section and, in addition:

(A)        the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender;

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)        the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)        the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments;

(iv)       Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, together with any certificates required pursuant to Section 3.01(e) certifying that no withholding is required.

(v)        No Assignment to Borrower. No such assignment shall be made to Borrower or any of Borrower’s Affiliates or Subsidiaries; and

(vi)       No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subSection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subSection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subSection (d) of this Section.

(c)         Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of the Section 11.01(a) that affects such Participant. Subject to subSection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subSection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)         Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)         Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)       Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act

(h)       Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subSection (b) above, Bank of America may, (i) upon thirty days’ notice to Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line

Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07	Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) under any Swap Contract relating to Loans outstanding under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) provided that unless specifically prohibited by applicable law or court order, the disclosing party shall endeavor to notify Borrower substantially contemporaneously with any such disclosure (other than any such disclosure in connection with any examination of the financial condition of the disclosing party by such regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process provided that unless specifically prohibited by applicable law or court order, the disclosing party shall endeavor to notify Borrower of such request prior to any such disclosure, but only to the extent reasonably practicable under the circumstances and on the understanding that neither the Administrative Agent, the Lenders or the L/C Issuer shall incur any liability for failure to give such notice, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08	Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply, in accordance with the provisions of Section 2.13, any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10	Counterparts; Integration.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13	Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) and, or (iv) any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)         Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)         in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)	such assignment does not conflict with applicable Laws; and

(e)         in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, promptly after being informed of Borrower’s intent to exercise its rights under this Section 11.13, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

11.14	Governing Law; Jurisdiction; Etc.

(a)        GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS.

(b)       SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS SITTING IN SUFFOLK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF MASSACHUSETTS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MASSACHUSETTS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)        WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT

FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)       SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15	Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising any of the Loan Parties or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to any of the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

11.17	USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined)  and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the USA Patriot Act.

11.18	Release of Pledged Equity Interests.

Effective as of the Closing Date, the Administrative Agent released and waived any and all rights and claims in the Pledged Equity Interests under, and as defined in, the Pledge Agreement, and returned to Borrower any and all certificates evidencing such Pledged Equity Interests in the possession of the Administrative Agent.

11.19   Loan Parties Consent, Reaffirmation, Security Interest, Non-Impairment and Representations and Warranties.

(a)         Consent to Amendment; Reaffirmation and Grant of Security Interests. Each Loan Party has (i) guarantied all the Obligations and (ii) created Liens in favor of the Administrative Agent for the benefit of the Lenders on certain Collateral to secure its obligations hereunder, under the Collateral Documents to which each such Loan Party is a party. Each Loan Party hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the amendment and restatement of the Existing Credit Agreement effected pursuant to this Agreement. Each Loan Party hereby (i) confirms that each Loan Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the applicable Obligations, including without limitation the payment and performance of all such Obligations which are joint and several obligations of each Loan Party, as applicable now or hereafter existing. Each Loan Party grants to the Administrative Agent for the benefit of the Lenders a continuing lien on and security interest in and to such Loan Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of all the Obligations (whether at stated maturity, by acceleration or otherwise).

(b)        Non-Impairment of Loan Documents; Representations and Warranties. Each Loan Party acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the amendment and restatement of the Existing Credit Agreement. Each Loan Party represents and warrants that all representations and warranties contained in the Loan Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

11.20	Amendment and Restatement.

It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Existing Credit Agreement and that all Obligations shall be secured by the Collateral Documents and that this Agreement does not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made under and in accordance with the terms of Section 11.01 of the Existing Credit Agreement. In addition, unless specifically amended hereby, each of the Loan Documents, the Exhibits and Schedules to the Existing Credit Agreement and all other Loan Documents shall continue in full force and effect and that, from and after the Amendment Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

11.21	Debt Allocation Mechanism.

(a)	Implementation.

(i)        On the DAM Exchange Date, (A) the Revolving Commitments and Supplemental Revolver Commitments shall, automatically and without further act be terminated as provided in Section 9.02, and (B) the Lenders shall automatically and without further action (and without regard to the provisions of Section 11.06 (a) through (h) and Section 9.03, or any other provision herein or in any other Loan Document otherwise inconsistent with this Section 11.21), unless, on or prior to the DAM Exchange Date, the Required Class Lenders of each Class shall have otherwise directed the Administrative Agent, be deemed to have exchanged interests in the Loans such that in lieu of the interest of each Lender in each Loan which it holds as of such date (including such Lender’s interest in the Obligations of each Loan Party in respect of each such Loan), such Lender shall hold an interest in every one of the Loans and related Obligations including the Obligations of each Loan Party in respect of each such Loan, whether or not such Lender shall previously have held such an interest in such Loan, equal to such Lender’s DAM Percentage thereof, provided that such DAM Exchange will not affect the aggregate amount of the Obligations of the Borrowers to the Lenders under the Credit Documents. Each Lender hereby consents and agrees to the DAM Exchange, agrees that the DAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan, and agrees to execute Assignment and Assumption Agreements or participation agreements, at the request of the Administrative Agent, to effectuate the DAM Exchange, provided that the failure of any Lender to execute such an Assignment and Assumption Agreement or participation agreement shall not invalidate the DAM Exchange, which shall, as among the Lenders and the Administrative Agent, be deemed to have occurred.

(ii)       As a result of the DAM Exchange, upon and after the DAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective DAM Percentages. Any direct payment received by a Lender upon or after the DAM Exchange Date, including by way of setoff, in respect of an

Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

(b)	Letters of Credit.

(i)        In the event that on the DAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or there shall be any drawing on a Letter of Credit that has not been reimbursed by Borrower (an “Unpaid Drawing”), each Revolving Lender shall before giving effect to the DAM Exchange, promptly pay over to the Administrative Agent, in immediately available funds an amount equal to such Revolving Lender’s Applicable Percentage of the Aggregate Revolving Commitment (as notified to such Revolving Lender by the Administrative Agent), of such Letter of Credit’s undrawn face amount and (to the extent it has not already done so) such Letter of Credit’s Unpaid Drawing, as the case may be, less any unrestricted Cash Collateral held by Administrative Agent pursuant to Section 9.02(c) or otherwise, together with interest thereon from the DAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to a Revolving Credit Loan that is a Base Rate Loan in a principal amount equal to such amount, as the case may be. The Administrative Agent shall establish a separate account or accounts for each Revolving Lender (each, an “L/C Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Revolving Lender’s L/C Reserve Account such Revolving Lender’s DAM Percentage of the amounts received from the Revolving Lenders as provided above. The Administrative Agent shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in paragraph (ii), (iii), (iv) or (v) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letters of Credit attributable to each Revolving Lender’s DAM Percentage. The amounts held in each Revolving Lender’s L/C Reserve Account shall be held as a reserve against the Letter of Credit.

(ii)       In the event that after the DAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the L/C Issuer withdraw from the L/C Reserve Account of each Revolving Lender any amounts, up to the amount of such Revolving Lender’s DAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the L/C Issuer in satisfaction of the reimbursement obligations of the Revolving Lenders (but not of the Borrower). In the event any Revolving Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 11.21(b), the L/C Issuer shall, in the event of a drawing thereunder, have a claim against such Revolving Lender to the same extent as if such Revolving Lender had defaulted on its obligations under Section 2.03, but shall have no claim against any other Revolving Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 11.21(a). Each other Revolving Lender shall have a claim against such defaulting Revolving Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its DAM Percentage of the defaulted amount.

(iii)      In the event that after the DAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the L/C Reserve Account of each Revolving Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to each such Revolving Lender.

(iv)      With the prior written approval of the Administrative Agent and the L/C Issuer, any Revolving Lender may withdraw the amount held in its L/C Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Revolving Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the L/C Issuer on demand, its DAM Percentage of such drawing.

(v)       Pending the withdrawal by any Revolving Lender of any amounts from its L/C Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Revolving Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Revolving Lender that has not withdrawn the amounts in its L/C Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its L/C Reserve Account and to retain such earnings for its own account.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the Loan Parties have caused this Third Amended and Restated Credit Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:
WITNESS: /s/Tammi Rice Tammi Rice Print Name	PERINI CORPORATION, a Massachusetts corporation By: /s/Susan C. Mellace Name: Susan C. Mellace Title: Vice President and Treasurer
GUARANTORS:
WITNESS: /s/Tammi Rice Tammi Rice Print Name	PERINI BUILDING COMPANY, INC., an Arizona corporation By: /s/Susan C. Mellace Name: Susan C. Mellace Title: Treasurer
WITNESS: /s/Tammi Rice Tammi Rice Print Name	PERINI ENVIRONMENTAL SERVICES, INC., a Delaware corporation By: /s/Susan C. Mellace Name: Susan C. Mellace Title: Treasurer
WITNESS: /s/Tammi Rice Tammi Rice Print Name	International Construction Management Services, Inc., a Delaware corporation By: /s/Robert Band Name: Robert Band Title: President

[Signature Page to Third Amended and Restated Credit Agreement]

WITNESS: /s/Tammi Rice Tammi Rice Print Name	PERCON CONSTRUCTORS, INC., a Delaware corporation By: /s/Susan C. Mellace Name: Susan C. Mellace Title: Treasurer
WITNESS: /s/Tammi Rice Tammi Rice Print Name	PERINI MANAGEMENT SERVICES, INC., a Massachusetts corporation By: /s/Robert Band Name: Robert Band Title: President
WITNESS: /s/Tammi Rice Tammi Rice Print Name	BOW LEASING COMPANY, INC., a New Hampshire corporation By: /s/Susan C. Mellace Name: Susan C. Mellace Title: Treasurer
WITNESS: /s/Tammi Rice Tammi Rice Print Name	R.E. DAILEY AND CO., INC., a Michigan corporation By: /s/Susan C. Mellace Name: Susan C. Mellace Title: Vice President and Treasurer
WITNESS: /s/Tammi Rice Tammi Rice Print Name	PERINI LAND AND DEVELOPMENT COMPANY, INC., a Massachusetts corporation By: /s/Susan C. Mellace Name: Susan C. Mellace Title: Treasurer

[Signature Page to Third Amended and Restated Credit Agreement]

WITNESS: /s/Tammi Rice Tammi Rice Print Name	PARAMOUNT DEVELOPMENT ASSOCIATES, INC., a Massachusetts corporation By: /s/Susan C. Mellace Name: Susan C. Mellace Title: Treasurer
WITNESS: /s/Tammi Rice Tammi Rice Print Name	PERLAND CONSTRUCTION, INC., a West Virginia corporation By: /s/Robert Band Name: Robert Band Title: President
WITNESS: /s/Tammi Rice Tammi Rice Print Name	JAMES A. CUMMINGS, INC., a Florida corporation By: /s/Susan C. Mellace Name: Susan C. Mellace Title: Treasurer
WITNESS: /s/Tammi Rice Tammi Rice Print Name	CHERRY HILL CONSTRUCTION, INC., a Maryland corporation By: /s/Susan C. Mellace Name: Susan C. Mellace Title: Treasurer
WITNESS: /s/Tammi Rice Tammi Rice Print Name	RUDOLPH AND SLETTEN, INC., a California corporation By: /s/Susan C. Mellace Name: Susan C. Mellace Title: Treasurer

[Signature Page to Third Amended and Restated Credit Agreement]

WITNESS: /s/John D. Barrett John D. Barrett Print Name	TUTOR-SALIBA LLC, a California limited liability company By: /s/Ronald N. Tutor Ronald N. Tutor President

[Signature Page to Perini Corporation Third Amended and Restated Credit Agreement]

WITNESS: /s/John D. Barrett John D. Barrett Print Name	TUTOR-SALIBA CORPORATION, f/k/a Tutor-Saliba Builders, a California corporation By: /s/Ronald N. Tutor Ronald N. Tutor President

[Signature Page to Perini Corporation Third Amended and Restated Credit Agreement]

WITNESS: /s/John D. Barrett John D. Barrett Print Name	POWERCO ELECTRIC CORP., a California corporation By: /s/Ronald N. Tutor Ronald N. Tutor President
WITNESS: /s/John D. Barrett John D. Barrett Print Name	TUTOR HOLDINGS, LLC, a Delaware limited liability company By: /s/Ronald N. Tutor Ronald N. Tutor President
WITNESS: /s/John D. Barrett John D. Barrett Print Name	TUTOR PACIFIC CONSTRUCTION, LLC, a Delaware limited liability company By: /s/Ronald N. Tutor Ronald N. Tutor President
WITNESS: /s/John D. Barrett John D. Barrett Print Name	TUTOR MICRONESIA CONSTRUCTION, LLC, a Delaware limited liability company By: /s/Ronald N. Tutor Ronald N. Tutor President

[Signature Page to Perini Corporation Third Amended and Restated Credit Agreement]

WITNESS: /s/John D. Barrett John D. Barrett Print Name	G.W. MURPHY CONSTRUCTION COMPANY, INC., a Hawaii corporation By: /s/Ronald N. Tutor Ronald N. Tutor President

[Signature Page to Perini Corporation Third Amended and Restated Credit Agreement]

WITNESS: /s/John D. Barrett John D. Barrett Print Name	E.E. BLACK, LIMITED, a Hawaii corporation By: /s/Ronald N. Tutor Ronald N. Tutor President

[Signature Page to Perini Corporation Third Amended and Restated Credit Agreement]

WITNESS: /s/John D. Barrett John D. Barrett Print Name	DESERT PLUMBING & HEATING CO., INC., a Nevada corporation By: /s/Ronald N. Tutor Ronald N.Tutor Chairman Chief Executive
WITNESS: /s/John D. Barrett John D. Barrett Print Name	TUTOR INVESTMENTS, INC., a Nevada corporation By: /s/Ronald N. Tutor Ronald N. Tutor President

[Signature Page to Perini Corporation Third Amended and Restated Credit Agreement]

WITNESS: /s/John D. Barrett John D. Barrett Print Name	TPC AGGREGATES, LLC, a Nevada limited liability company By: /s/Ronald N. Tutor Ronald N. Tutor President

[Signature Page to Perini Corporation Third Amended and Restated Credit Agreement]

WITNESS: /s/George S. Carey George S. Carey Print Name	ADMINISTRATIVE AGENT: BANK OF AMERICA, N.A., as Administrative Agent By: /s/Anne M. Zeschke Name: Anne M. Zeschke Title: Assistant Vice President
WITNESS: /s/Eileen Ruiz Eileen Ruiz Print Name	BANK OF AMERICA, N.A., as a Lender, Swing Line Lender and LC Issuer By: /s/Jean S. Manthorne Name: Jean S. Manthorne Title: Senior Vice President

[Signature Page to Perini Corporation Third Amended and Restated Credit Agreement]

WITNESS: /s/Brian Russ Brian Russ Print Name	BMO CAPITAL MARKETS FINANCING, INC., as a Lender By: /s/John Armstrong Name: John Armstrong Title: Vice President

[Signature Page to Perini Corporation Third Amended and Restated Credit Agreement]

WITNESS: /s/C.W. Willingham C.W. Willingham Print Name	TD BANKNORTH, N.A., as a Lender By: /s/David Nicholson Name: David Nicholson Title: VP, Director – Corporate Banking

[Signature Page to Perini Corporation Third Amended and Restated Credit Agreement]

WITNESS: /s/Christopher Kostin Christopher Kostin Print Name	SOVEREIGN BANK, N.A., as a Lender By: /s/Greg Batsevitsky Name: Greg Batsevitsky Title: Senior Vice President

[Signature Page to Perini Corporation Third Amended and Restated Credit Agreement]

WITNESS: /s/Lasleen K. Singh Lasleen K. Singh Print Name	COMERICA BANK, as a Lender By: /s/Nunilo B. Soler Name: Nunilo B. Soler Title: First Vice President

[Signature Page to Perini Corporation Third Amended and Restated Credit Agreement]